As filed with the Securities and Exchange Commission on May 9, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ____________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
  ____________________________________________

CONVERGYS CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	31-1598292
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

201 East Fourth Street, Cincinnati, OH	45202
(Address of Principal Executive Offices)	(Zip Code)

Convergys Corporation
2018 Long-Term Incentive Plan
(Full Title of the Plan)

Jarrod B. Pontius
General Counsel and Chief Administrative Officer
Convergys Corporation
201 East Fourth Street
Cincinnati, OH 45202
(513) 723-7000
(Name, address and telephone number of agent for service)
  ____________________________________________

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑                            Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)     Smaller reporting company ☐
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, no par value	11,578,435	$22.555	$261,151,601	$32,514

(1)
Includes (a) 3,000,000 common shares, no par value (“Common Shares”), that are reserved for issuance under the Convergys Corporation 2018 Long-Term Incentive Plan (the “Plan”), plus (b) 6,110,423 Common Shares previously available for grant under the Convergys Corporation Amended and Restated Long Term Incentive Plan (the “Existing Plan”), which will be reserved for issuance under the Plan, plus (c) 2,468,012 Common Shares subject to outstanding awards under the Existing Plan as of April 22, 2018, which, if such awards are forfeited, canceled or terminated without having become vested, will be reserved for issuance under the Plan.

(2)
This Registration Statement also covers an indeterminable number of additional Common Shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices of the Common Shares as reported on the New York Stock Exchange on May 9, 2018.

PART I
INFORMATION REQUIRED IN THE 10(a) PROSPECTUS
Information required by Part I of Form S-8 to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents By Reference.
The following documents, filed with the Securities and Exchange Commission (the “SEC”) by Convergys Corporation (the “Company”), are incorporated by reference:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

•	The Company’s Current Reports on Form 8-K filed with the SEC on January 3, 2018, January 25, 2018 and April 30, 2018; and

•	The description of the Common Shares contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on August 6, 1998, as amended.
In addition, all documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of the filing of such documents with the Commission (such documents, together with the documents listed above, the “Incorporated Documents”). Nothing in this Registration Statement shall be deemed to incorporate by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K.
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed Incorporated Document) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
There are no provisions in the Company’s Amended Articles of Incorporation (the “Articles”) by which an officer or director may be indemnified against any liability that he or she may incur in his or her capacity as such. However, the Company’s Amended and Restated Code of Regulations (the “Regulations”) provide that the Company will, to the full extent permitted by Ohio law, indemnify all persons whom it may indemnify under such law.
Section 1701.13(E) of the Ohio Revised Code (the “Ohio Code”) sets forth conditions and limitations governing the indemnification of directors, officers and certain other persons. In general, the Ohio Code authorizes Ohio corporations to indemnify directors, officers and certain other persons from liability if the director, officer or certain other person acted in good faith and in a manner reasonably believed by the director, officer or certain other person to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the director, officer or certain other person had no reasonable cause to believe his conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless an appropriate court determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful dividends, distributions and other payments. Section 1701.13(E) provides that to the extent a director, officer or certain other person has been successful on the merits or otherwise in defense of any such action, suit or proceeding, such individual shall be indemnified against expenses reasonably incurred in connection therewith. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement with directors, officers and certain other persons. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any director, officer or certain other person against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as a director, officer or certain other person, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

The Company also provides liability insurance for its directors and officers for certain losses arising from certain claims and charges, including claims and charges under the Securities Act, that may be made against such persons while acting in their capacities as directors and officers of the Company.
The foregoing descriptions of the Articles, the Regulations and Section 1701.13(E) of the Ohio Code do not purport to be complete and are qualified in their entirety by reference to the Articles, Regulations and the Ohio Code.
Item 7. Exemption From Registration Claimed.
Not Applicable.
Item 8. Exhibits.
Exhibit No.    Description

3.1	Amended Articles of Incorporation of the Company. (Incorporated by reference from Exhibit 3.1 to the Company’s Form 10-Q filed on May 5, 2010.)
3.2	Amended and Restated Code of Regulations of the Company. (Incorporated by reference from Exhibit 3.1 to the Company’s Form 8-K filed on May 2, 2011.)
5.1*	Opinion of Thompson Hine LLP.
10.1	Convergys Corporation 2018 Long-Term Incentive Plan. (Incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K filed on April 30, 2018.)
10.2*	Form of Time-Based Restricted Stock Unit Award Agreement (Employees) under the Convergys Corporation 2018 Long-Term Incentive Plan.
10.3*	Form of Performance-Based Restricted Stock Unit Award Agreement (Employees) under the Convergys Corporation 2018 Long-Term Incentive Plan.
10.4*	Form of Time-Based Restricted Stock Unit Award Agreement (Non-Employee Directors) under the Convergys Corporation 2018 Long-Term Incentive Plan.
23.1*	Consent of Thompson Hine LLP (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1*	Powers of Attorney (included on the signature pages hereto).
 * Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, if any, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 of this Registration Statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 9th day of May, 2018.
CONVERGYS CORPORATION

By: /s/ Andrew A. Farwig
Andrew A. Farwig
Corporate Secretary

The undersigned officers and directors of Convergys Corporation hereby severally constitute and appoint Andre S. Valentine and Jarrod B. Pontius, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 9th day of May, 2018.

Signature	Title

/s/ Andrea J. Ayers
Andrea J. Ayers	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Andre S. Valentine
Andre S. Valentine	Chief Financial Officer (Principal Financial Officer)

/s/ Taylor C. Greenwald
Taylor C. Greenwald	Senior Vice President and Controller (Chief Accounting Officer)

/s/ Cheryl K. Beebe
Cheryl K. Beebe	Director

/s/ Richard R. Devenuti
Richard R. Devenuti	Director

/s/ Jeffrey H. Fox
Jeffrey H. Fox	Chairman

/s/ Joseph E. Gibbs
Joseph E. Gibbs	Director

/s/ Joan E. Herman
Joan E. Herman	Director

/s/ Robert E. Knowling, Jr.
Robert E. Knowling, Jr.	Director

/s/ Thomas L. Monahan III
Thomas L. Monahan III	Director

/s/ Ronald L. Nelson
Ronald L. Nelson	Director

EXHIBIT INDEX

Exhibit No.    Description

3.1	Amended Articles of Incorporation of the Company. (Incorporated by reference from Exhibit 3.1 to the Company’s Form 10-Q filed on May 5, 2010.)
3.2	Amended and Restated Code of Regulations of the Company. (Incorporated by reference from Exhibit 3.1 to the Company’s Form 8-K filed on May 2, 2011.)
5.1*	Opinion of Thompson Hine LLP.
10.1	Convergys Corporation 2018 Long-Term Incentive Plan. (Incorporated by reference from Exhibit 10.1 to Form 8-K filed on April 30, 2018.)
10.2*	Form of Time-Based Restricted Stock Unit Award Agreement (Employees) under the Convergys Corporation 2018 Long-Term Incentive Plan.
10.3*	Form of Performance-Based Restricted Stock Unit Award Agreement (Employees) under the Convergys Corporation 2018 Long-Term Incentive Plan.
10.4*	Form of Time-Based Restricted Stock Unit Award Agreement (Non-Employee Directors) under the Convergys Corporation 2018 Long-Term Incentive Plan.
23.1*	Consent of Thompson Hine LLP (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1*	Powers of Attorney (included on the signature pages hereto).
 * Filed herewith